Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to Item #15, the additional answers are as follows:

Item 15 Additional Sub-custodians:

Skandinaviska Enskilda Banken AB, Copenhagen, Denmark
Deutsche Bank AG, Amsterdam (Via Paris), Paris, France
Deutsche Bank AG Amsterdam, Amsterdam, Netherlands
Citibank, N.A., San Juan, Puerto Rico
United Overseas Bank Limited, Singapore, Singapore
Nedcor Bank Limited, Braamfontein, South Africa
Barclays Bank of Uganda Limited, Kampala, Uganda
Deutsche Bank AG, Seoul, Republic of Korea
HVB Bank Serbia and Montenegro a.d., Belgrade, Serbia
Deutsche Bank S.p.A., Milan, Italy
Citibank Pty. Limited, Melbourne, Australia

Type of Custody:  Foreign Custodian Rule 17f-5